As filed with the Securities and Exchange Commission on December 14, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVATE BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-3948465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120 Raleigh, North Carolina	27615
(Address of principal executive offices)	(Zip Code)

INNOVATE BIOPHARMACEUTICALS, INC. 2015 STOCK INCENTIVE PLAN
(Full title of the plan)

Jay P. Madan
President
Innovate Biopharmaceuticals, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615
(919) 275-1933
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Martin J. Waters
Wilson Sonsini Goodrich & Rosati, Professional Corporation
12235 El Camino Real, Suite 200
San Diego, CA 92130

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☑

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 per value per share	6,340,871 (2)	$2.68 (3)	$16,993,534 (3)	$2,059.62 (3)

(1)
This Registration Statement covers 6,340,871 shares of Common Stock, $0.0001 par value per share, that are authorized for issuance under the Innovate Biopharmaceuticals, Inc. 2015 Stock Incentive Plan (the "2015 Stock Incentive Plan"). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(2)
Pursuant to the Agreement and Plan of Merger and Reorganization dated as of July 3, 2017 (the “Merger Agreement”) by and among Innovate Biopharmaceuticals, Inc., Monster Digital, Inc. and Monster Merger Sub, Inc., upon the closing of the transaction contemplated by the Merger Agreement on January 29, 2018 (the “Merger”), (i) the Registrant changed its name to Innovate Biopharmaceuticals, Inc. and (ii) the Registrant assumed certain outstanding options under the 2015 Stock Incentive Plan (“Assumed Awards”) and such Assumed Awards were automatically converted into awards in respect of shares of the Registrant’s common stock, subject to appropriate adjustments to the number of shares issuable pursuant to such Assumed Awards as provided in the Merger Agreement.

(3)
Calculated solely for the purpose of this offering pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on December 13, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information
The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
Item 2. Registration Information and Employee Plan Annual Information
The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written or oral request to: Innovate Biopharmaceuticals, Inc., Attn: President, 8480 Honeycutt Road, Suite 120, Raleigh, NC, 27615, Tel: (919) 275-1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission (other than information in a report on Form 8-K that is furnished and not filed pursuant to Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information):
(i)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 14, 2018, as amended on June 29, 2018, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);
(ii)    The Registrant’s Quarterly Reports on Form 10-Q, (a) for the quarter ended March 31, 2018, filed with the Commission on May 15, 2018, (b) for the quarter ended June 30, 2018, filed with the Commission on August 14, 2018, and (c) for the quarter ended September 30, 2018, filed with the Commission on November 13, 2018, pursuant to Section 13 of the 1934 Act;
(iii)    Each of the Registrant’s Current Reports on Form 8-K filed on (a) January 5, 2018, (b) January 11, 2018, (c) February 2, 2018, as amended March 29, 2018 and as further amended April 18, 2018, (d) February 22, 2018, (e) February 23, 2018, (f) March 14, 2018, (g) April 20, 2018, (h) May 15, 2018, (i) June 18, 2018, (j) June 29, 2018, (k) August 23, 2018, (l) October 5, 2018, (m) October 29, 2018, (n) November 23, 2018, and (o) December 10, 2018; and
(iv)    The description of the Registrant’s Common Stock included in the Registrant’s Registration Statement on Form 8-A filed on June 7, 2016, including any amendment or report updating such description.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and executive officers, whereby the Registrant has agreed to indemnify its directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was the Registrant’s director, officer, employee or agent, provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the Registrant’s best interest.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Innovate Biopharmaceuticals, Inc. 2015 Stock Incentive Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.
23.2	Consent of Independent Registered Public Accounting Firm, CohnReznick LLP
23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (Contained in Exhibit 5.1)
24.1	Power of Attorney (Contained on signature page)

Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 14th day of December, 2018.

Innovate Biopharmaceuticals, Inc.

By:	/s/ Christopher Prior, Ph.D.
Christopher Prior, Ph.D.
Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Sandeep Laumas, Jay Madan, and Christopher Prior, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his/her substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Christopher Prior, Ph.D.	Chief Executive Officer and Director	December 14, 2018
Christopher Prior, Ph.D.	(Principal Executive Officer)

/s/ Jay P. Madan	President, Chief Business Officer, Interim Principal Financial Officer, Interim Principal Accounting Officer and Director	December 14, 2018
Jay P. Madan, M.S.	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sandeep Laumas, M.D.	Director	December 14, 2018
Sandeep Laumas, M.D.

/s/ Lorin K. Johnson, Ph.D.	Director	December 14, 2018
Lorin K. Johnson, Ph.D.

/s/ Anthony E. Maida III, Ph.D.	Director	December 14, 2018
Anthony E. Maida III, Ph.D., M.A., M.B.A.

/s/ Roy Proujansky, M.D.	Director	December 14, 2018
Roy Proujansky, M.D.

/s/ Saira Ramasastry	Director	December 14, 2018
Saira Ramasastry, M.S., M.Phil.